Exhibit 99.1

   MetroCorp Bancshares, Inc. Announces First Quarter 2005 Earnings

    HOUSTON--(BUSINESS WIRE)--April 29, 2005--MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, today announced net income of $2.3 million for the first quarter 2005, up approximately $97,000 or 4.5% compared with the same quarter in 2004. Diluted earnings per share for the first quarter 2005 were $0.31, compared to $0.30 for the same quarter in 2004. The improved performance was mainly a result of strong earnings from increases in both the average earning assets and yield compared with the first quarter of 2004. The improvement came primarily from a higher net interest margin and expense control. Excluding the gain on sale of foreclosed assets of approximately $900,000 during first quarter of 2004, net income increased over 40% compared to the same period in 2004.
    George Lee, President and CEO of MetroCorp Bancshares, Inc., said, "Our management team continues to deliver what we had set out to achieve - improving our earnings under a controlled growth strategy while maintaining the positive trend of the Company's long term asset quality. Management was able to take advantage of efficiency improvements and refocus our expenditures. The Company's FTE decreased overall by 7% compared with the same period in 2004, while at the same time the company increased the number of business development related positions. Our 18% increase in net interest income and a 47 basis point increase in net interest margin compared with the same period in 2004 are strong, allowing room for more assertive marketing strategies in the future. As stated in our strategic plan, we are building and strengthening the foundation for our future, and our early results are evidence that we are on the right path."
    Interest income and expense. Interest income for the three months ended March 31, 2005, was $12.8 million, up approximately $2.1 million or 20.0% compared with $10.6 million for the same period in 2004. The higher interest income in the first quarter of 2005, compared to the same quarter in 2004, was primarily the result of an increase in average earning assets and an increase in the yield on earning assets. The yield on average earning assets for the first quarter of 2005 was 5.94% compared with 5.20% for the first quarter of 2004, an increase of 74 basis points. The increase in yield primarily reflects the impact of the Federal Reserve's seven interest rate increases since June 2004. The majority of the Bank's loan portfolio is comprised of variable and adjustable rate loans that benefit the Company during periods of increases in the prime rate.
    Interest expense for the three months ended March 31, 2005 was $3.3 million, up approximately $701,000 or 26.6% compared with $2.6 million for the same period in 2004. The increase in interest expense primarily reflects higher interest rates and an increase in interest-bearing liabilities. The increase in rates primarily reflects the impact of the Federal Reserve's interest rate increases. The cost of average interest-bearing liabilities for the first quarter of 2005 was 2.08% compared to 1.74% for the first quarter of 2004, an increase of 34 basis points.
    Net interest income before the provision for loan losses for the three months ended March 31, 2005 was $9.4 million, up approximately $1.4 million or 17.8% compared with $8.0 million for the same period in 2004.
    The net interest margin for the three months ended March 31, 2005, was 4.39%, up 47 basis points compared with 3.92% for the same period in 2004. The increase was primarily the result of an increase in the yield on earning assets of 74 basis points that was partially offset by an increase in the cost of earning assets of 27 basis points.
    Noninterest income and expense. Noninterest income for the three months ended March 31, 2005 was stable compared to the same period in 2004. Other noninterest income increased $116,000 compared to the same period in 2004 primarily due to $99,000 in income relating to changes on ATM network arrangements.
    Noninterest expense for the three months ended March 31, 2005 was $7.8 million, up approximately $1.4 million or 22.1% compared to $6.3 million for the same period in 2004, primarily due to a combination of a write-down on foreclosed assets for sale of approximately $391,000 in the first quarter of 2005, and a $900,000 gain on sale of foreclosed assets during first quarter of 2004. Salaries and benefits expense for the three months ended March 31, 2005 was $4.1 million, up $322,000 compared with $3.8 million for the same period in 2004, primarily due to increased incentive bonus accruals for 2005. Occupancy and equipment expense for the three months ended March 31, 2005 was down approximately $62,000 compared to the same period in 2004. Other non-interest expense for the three months ended March 31, 2005 was up approximately $69,000 compared to the same period in 2004, primarily due to $100,000 of expenses associated with a branch consolidation in Dallas, Sarbanes-Oxley compliance costs, and donations made to Tsunami victims.
    Provision for loan losses and asset quality. The provision for loan losses for the three months ended March 31, 2005 was $400,000, a $150,000 decrease compared with $550,000 for the same period in 2004. The decrease was primarily the result of the reduction in nonperforming loans compared with same period last year. The allowance for loan losses as a percent of total loans at March 31, 2005 and 2004 was 1.86% and 1.89%, respectively. Net charge-offs for the three months ended March 31, 2005 were $188,000 compared to $148,000 for the same period in 2004.
    Total nonperforming assets at March 31, 2005 were $21.1 million, compared to $18.3 million at December 31, 2004. As of March 31, 2005, nonperforming assets primarily consisted of $17.2 million in non-accrual loans, $2.7 million in accruing loans that were 90 days or more past due, and $1.2 million in other real estate. The increase in nonperforming assets in 90 days or more past due, was primarily due to two loans, which are currently in the process of collection. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the SBA, Ex-Im Bank, or the OCCGF, at March 31, 2005, were $18.2 million, compared with $15.2 million at December 31, 2004. Approximately $12.4 million of such nonaccrual loans are collateralized by real estate, which represented 72.1% of total nonaccrual loans at March 31, 2005. While future deterioration in the loan portfolio is possible, management has continued its risk assessment and resolution program. In addition, management is continuing to focus its attention on minimizing the Company's credit risk through more diversified business development.
    Management conference call. On Monday, May 2, 2005, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the first quarter 2005 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1-800-299-0148 (International callers may dial 1-617-801-9711) and enter the passcode 26276287 ten minutes before the call and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.
    MetroCorp Bancshares, Inc., with $890.5 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 13 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company's Web site at www.metrobank-na.com.
    The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce MetroCorp's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp's reports and other documents filed with the Securities and Exchange Commission.


                      MetroCorp Bancshares, Inc.
                 (In thousands, except share amounts)
                              (Unaudited)

                                          March 31,     December 31,
                                            2005           2004
                                        -------------- --------------
Consolidated Balance Sheets
---------------------------
                 Assets
Cash and cash equivalents:
  Cash and due from banks                     $22,104        $26,285
  Federal funds sold and other
   investments                                 10,802          5,788
                                        -------------- --------------
    Total cash and cash equivalents            32,906         32,073
Securities available-for-sale, at fair
 value                                        255,656        273,720
Loans, net of allowance for loan losses
 of $11,075 and $10,863 respectively          581,016        581,774
Loans, held-for-sale                            1,886          1,899
Accrued interest receivable                     3,185          3,308
Premises and equipment, net                     6,460          6,512
Deferred tax asset                              6,317          5,201
Customers' liability on acceptances               974          6,669
Foreclosed assets, net                          1,175          1,566
Other assets                                      966          1,228
                                        -------------- --------------
  Total assets                               $890,541       $913,950
                                        ============== ==============

  Liabilities and Shareholders' Equity
Deposits:
  Noninterest-bearing                        $172,463       $163,191
  Interest-bearing                            569,603        591,862
                                        -------------- --------------
    Total deposits                            742,066        755,053
Other borrowings                               55,137         60,849
Accrued interest payable                          687            649
Acceptances outstanding                           974          6,669
Other liabilities                               5,682          5,007
                                        -------------- --------------
  Total liabilities                           804,546        828,227
Shareholders' Equity:
  Common stock, $1.00 par value,
   20,000,000 shares authorized;
   7,322,627 shares and  7,312,627
   shares are issued and 7,201,576
   shares and 7,187,446 shares are
   outstanding at March 31, 2005
   and December 31, 2004, respectively          7,323          7,313
  Additional paid-in-capital                   28,012         27,859
  Retained earnings                            52,805         50,976
  Accumulated other comprehensive income
   (loss)                                      (1,043)           710
  Treasury stock, at cost                      (1,102)        (1,135)
                                        -------------- --------------
    Total shareholders' equity                 85,995         85,723
                                        -------------- --------------
    Total liabilities and shareholders'
     equity                                  $890,541       $913,950
                                        ============== ==============


Nonperforming Assets and Asset Quality
 Ratios
--------------------------------------
Nonaccrual loans                              $17,232        $16,504
Accruing loans 90 days or more past due         2,715            181
Other real estate ("ORE")                       1,175          1,566
Other assets repossessed ("OAR")                    -              -
                                        -------------- --------------
Total nonperforming assets                     21,122         18,251
Less nonperforming loans guaranteed by
 the SBA, Ex-Im Bank, or the OCCGF             (2,942)        (3,032)
                                        -------------- --------------
Net nonperforming assets                      $18,180        $15,219
                                        ============== ==============

Net nonperforming assets to total assets         2.04%          1.67%
Net nonperforming assets to total loans
 and ORE/OAR                                     3.05%          2.55%
Allowance for loan losses to total loans         1.86%          1.83%
Allowance for loan losses to net
 nonperforming loans                            65.13%         79.56%
Net loan charge-offs to total loans              0.03%          0.19%
Net loan charge-offs                             $188         $1,150
Total loans to total deposits                   80.04%         78.74%

Total loans                                  $593,977       $594,536
Allowance for loan losses                     $11,075        $10,863


                      MetroCorp Bancshares, Inc.
               (In thousands, except per share amounts)
                              (Unaudited)

                                        As of or for the three months
                                               ended March 31,
                                        -----------------------------
                                            2005           2004
                                        -------------- --------------
Average Balance Sheet Data
--------------------------
Total assets                                 $908,238       $858,556
Securities                                    266,410        249,497
Total loans                                   595,808        563,309
Allowance for loan losses                     (11,042)       (10,654)
Net loans                                     584,766        552,655
Total deposits                                748,140        712,883
FHLB and other borrowings                      66,187         60,715
Total shareholders' equity                     86,948         78,866

Income Statement Data
---------------------
Interest income:
  Loans                                       $10,070         $8,178
  Securities:
    Taxable                                     2,422          2,187
    Tax-exempt                                    218            234
  Federal funds sold and other
   investments                                     54             38
                                        -------------- --------------
      Total interest income                    12,764         10,637
Interest expense:
  Time deposits                                 2,375          1,901
  Demand and savings deposits                     386            296
  Other borrowings                                573            436
                                        -------------- --------------
      Total interest expense                    3,334          2,633
Net interest income                             9,430          8,004
Provision for loan losses                         400            550
                                        -------------- --------------
Net interest income after provision for
 loan losses                                    9,030          7,454
Noninterest income:
  Service fees                                  1,628          1,659
  Other loan-related fees                         145            208
  Letters of credit commissions and fees          142            115
  Gain on sale of loans, net                        8             55
  Other noninterest income                        127             11
                                        -------------- --------------
      Total noninterest income                  2,050          2,048
Noninterest expense:
  Salaries and employee benefits                4,136          3,814
  Occupancy and equipment                       1,338          1,400
  Foreclosed assets, net                          410           (663)
  Other noninterest expense                     1,866          1,797
                                        -------------- --------------
      Total noninterest expense                 7,750          6,348
Income before provision for income taxes        3,330          3,154
Provision for income taxes                      1,070            991
                                        -------------- --------------
Net income                                     $2,260         $2,163
                                        ============== ==============

Per Share Data
--------------
Earnings per share - basic                      $0.31          $0.30
Earnings per share - diluted                     0.31           0.30
Weighted average shares outstanding:
  Basic                                         7,194          7,161
  Diluted                                       7,292          7,254
Dividends per common share                      $0.06          $0.06

Performance Ratio Data
----------------------
Return on average assets                         1.01%          1.01%
Return on average shareholders' equity          10.54%         11.03%
Net interest margin                              4.39%          3.92%
Efficiency ratio                                67.51%         63.15%
Equity to assets                                 9.66%          9.50%

Bank Capital Ratio Data
-----------------------
Tier I capital                                  13.19%         12.06%
Total capital (tier I & II)                     14.45%         13.32%
Leverage (Regulatory)                            9.31%          8.70%

    CONTACT: MetroCorp Bancshares, Inc., Houston
             George Lee, 713-414-3506
             or
             David Choi, 713-414-3768